Exhibit 99.2

GLDD Acquisitions Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and equivalents	$2,007	$601
Accounts receivable, net	73,124	85,114
Contract revenues in excess of billings	18,269	14,352
Inventories	21,939	17,084
Prepaid expenses and other current assets	28,637	17,113
Total current assets	143,976	134,264
Property and equipment, net	244,727	240,849
Goodwill	98,747	98,747
Other intangible assets, net	1,334	1,579
Inventories	11,418	11,206
Investments in joint ventures	9,230	8,605
Other assets	11,948	11,987
Total assets	$521,380	$507,237

Liabilities and Stockholder’s Deficit
Current liabilities:
Accounts payable	$50,574	$50,836
Accrued expenses	30,416	24,264
Billings in excess of contract revenues	13,899	8,108
Current maturities of long-term debt	1,950	1,950
Total current liabilities	96,839	85,158
Long-term debt	249,888	248,850
Deferred income taxes	87,079	88,154
Other	7,506	4,473
Total liabilities	441,312	426,635
Minority interest	2,010	1,850
Redeemable Preferred Stock	108,126	101,978
Commitments and contingencies (Note 14)	—	—
Stockholder’s deficit:
Common stock—$0.01 par value; 1,000,000 shares issued and outstanding	10	10
Series A Preferred Stock—$0.01 par value; 77,500 shares issued and outstanding	—	—
Series B Preferred Stock—$0.10 par value; 9,500 shares issued and outstanding	—	—
Additional Paid in Capital	9,954	9,990
Accumulated Deficit	(38,720)	(33,017)
Accumulated other comprehensive loss	(1,312)	(209)
Total stockholder’s deficit	(30,068)	(23,226)
Total liabilities and stockholder’s deficit	$521,380	$507,237

See notes to unaudited condensed consolidated financial statements.

GLDD Acquisitions Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2006	2005
Contract revenues	$304,185	$313,039
Costs of contract revenues	265,532	278,005
Gross profit	38,653	35,034
General and administrative expenses	20,692	21,230
Subpoena-related expenses	599	2,269
Amortization of intangible assets	245	583
Impairment of intangible assets	—	5,718
Operating income	17,117	5,234
Interest expense, net	(17,340)	(17,305)
Equity in earnings of joint ventures	1,275	1,674
Minority interests	(160)	(184)
Income (loss) before income taxes	892	(10,581)
Income tax (expense) benefit	(418)	1,678
Net income (loss)	$474	$(8,903)

Redeemable Preferred Stock Dividends	(6,176)	(5,717)

Net income (loss) available to common stockholders	$(5,702)	$(14,620)

Basic and diluted earnings (loss) per share	$(5.71)	$(14.62)
Basic and diluted weighted average shares	999	1,000
Pro forma basic and diluted earnings per share	$(0.20)	$(0.51)
Pro forma basic and diluted weighted average shares	28,786	28,786

See notes to unaudited condensed consolidated financial statements.

GLDD Acquisitions Corp. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended
	September
	2006	2005
Operating Activities
Net income (loss)	$474	$(8,903)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	18,768	18,478
Earnings of joint ventures	(1,275)	(1,674)
Distribution from equity joint ventures	650	500
Minority interests	160	184
Deferred income taxes	(4,110)	(2,830)
Gain on dispositions of property and equipment	(768)	(19)
Impairment of intangible assets	—	5,718
Other, net	1,395	1,283
Changes in assets and liabilities:
Accounts receivable	11,990	(6,105)
Contract revenues in excess of billings	(3,917)	(3,827)
Inventories	(5,067)	109
Prepaid expenses and other current assets	(7,360)	(5,721)
Accounts payable and accrued expenses	3,731	8,287
Billings in excess of contract revenues	5,791	3,136
Other noncurrent assets and liabilities	2,275	16
Net cash flows from operating activities	22,737	8,632

Investing Activities
Purchases of property and equipment	(21,011)	(9,437)
Dispositions of property and equipment	1,502	4,596
Loan to related party	(1,407)	—
Net cash flows from investing activities	(20,916)	(4,841)

Financing Activities
Repayments of long-term debt	(4,462)	(1,462)
Borrowings under revolving loans, net of repayments	5,500	—
Financing Fees	(361)	—
Repurchased Stock	(65)	—
Repayment of capital lease debt	(1,027)	(806)
Net cash flows from financing activities	(415)	(2,268)
Net change in cash and equivalents	1,406	1,523
Cash and equivalents at beginning of period	601	1,962
Cash and equivalents at end of period	$2,007	$3,485

Supplemental Cash Flow Information
Cash paid for interest	$12,440	$11,524
Cash paid for taxes	$3,043	$85

See notes to unaudited condensed consolidated financial statements.

GLDD ACQUISITIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(dollars in thousands)

1.              Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information.  Accordingly, these financial statements do not include all the information in the notes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position, results of operations and cash flows as of and for the dates presented.  The unaudited condensed consolidated financial statements and notes herein should be read in conjunction with the audited consolidated financial statements of Great Lakes Dredge & Dock Corporation and Subsidiaries (the “Company”) and the notes thereto, included in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2005.

The condensed consolidated results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year.

2.              Comprehensive loss

Total comprehensive loss is comprised of the Company’s net income (loss) and net unrealized gains (losses) on cash flow hedges.  Total comprehensive loss for the three months ended September 30, 2006 and 2005 was $2,553 and $3,578, respectively.   Total comprehensive loss for the nine months ended September 30, 2006 and 2005 was $629 and $7,924, respectively.

3.              Earnings Per Share

Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. There are no dilutive effects on the earnings or shares presented.  The computations for basic and diluted earnings per share from continuing operations are as follows:

	For the nine months ended
(In thousands, except per share amounts)	September 30, 2006	September 30, 2005
Net Income (Loss)	$474	$(8,903)
Dividends on redeemable preferred stock	(6,176)	(5,717)
Net loss available to common shareholders	$(5,702)	$(14,620)
Weighted average common shares outstanding:
Basic	999	1,000
Earnings per share:
Basic and diluted	$(5.71)	$(14.62)

4.              Risk management activities

The Company uses derivative instruments to manage commodity price, interest rate, and foreign currency exchange risks.  Such instruments are not used for trading purposes.  As of September 30, 2006, the Company was party to various swap arrangements to hedge the price of a portion of its diesel fuel purchase requirements for work in its backlog to be performed through December 2006. As of September 30, 2006, there were 5.6 million gallons remaining on these contracts.  Under these agreements, the Company will pay fixed prices ranging from $1.75 to $2.21 per gallon.  At September 30, 2006 and December 31, 2005, the fair value liability on these contracts was estimated to be $2,163 and $344, respectively, based on quoted market prices, and is recorded in accrued liabilities. Ineffectiveness related to these fuel hedge arrangements was determined to be immaterial.  The remaining losses included in accumulated other comprehensive income at September 30, 2006 will be reclassified into earnings over the next twelve months, corresponding to the period during which the hedged fuel is expected to be utilized.

In February 2004, the Company entered into an interest rate swap arrangement, which in July 2006 was extended through December 15, 2013, to swap a notional amount of $50 million from a fixed rate of 7.75% to a floating LIBOR-based rate in order to manage the interest rate paid with respect to the Company’s 7¾% senior subordinated debt.  The fair value liability of the swap at September 30, 2006 and December 31, 2005 was $1,649 and $1,598, respectively, and is recorded in accrued liabilities.  The swap is not accounted for as a hedge; therefore, the changes in fair value are recorded as adjustments to interest expense in each reporting period.

The carrying values of other financial instruments included in current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. The carrying value of the Company’s variable rate debt (primarily bank debt) approximates fair values, based on prevailing market rates. The fair value of the Company’s $175,000 of 7¾% senior subordinated notes was $162,750 and $157,500 at September 30, 2006 and December 31, 2005, respectively, based on quoted market prices.

5.              Accounts receivable

Accounts receivable at September 30, 2006 and December 31, 2005 are as follows:

	September 30,	December 31,
	2006	2005
Completed contracts	$19,567	$33,818
Contracts in progress	44,955	41,885
Retainage	9,321	10,016
	73,842	85,719
Allowance for doubtful accounts	(718)	(605)

	$73,124	$85,114

6.              Contracts in progress

The components of contracts in progress at September 30, 2006 and December 31, 2005 are as follows:

	September 30,	December 31,
	2006	2005
Costs and earnings in excess of billings:
Costs and earnings for contracts in progress	$121,983	$196,846
Amounts billed	(106,514)	(185,635)
Costs and earnings in excess of billings for contracts in progress	15,469	11,211
Costs and earnings in excess of billings for completed contracts	2,800	3,141

	$18,269	$14,352

Prepaid contract costs (included in prepaid expenses and other current assets)	$2,296	$1,541

Billings in excess of costs and earnings:
Amounts billed	$(144,342)	$(113,243)
Costs and earnings for contracts in progress	130,443	105,135

	$(13,899)	$(8,108)

7.              Intangible assets

The net book value of intangible assets is as follows:

	Weighted Average
	Estimated		Accumulated
	Life	Cost	Amortization	Net
As of September 30, 2006:
Customer contract backlog	—	$4,237	$4,237	$—
Demolition customer relationships	7 years	1,093	579	514
Software and databases	8.5 years	1,209	389	820
		$6,539	$5,205	$1,334

8.              Investment in Joint Ventures

The Company has a 50% ownership interest in Amboy Aggregates (“Amboy”), whose primary business is the dredge mining and sale of fine aggregate. The Company accounts for its investment in Amboy using the equity method. The following table includes Amboy’s summarized financial information for the periods presented.

	Nine Months Ended
	September 30,
	2006	2005
Revenue	17,576	18,839

Costs and expenses	15,026	15,583

Net income	$2,550	$3,256

Great Lakes 50% share	$1,275	$1,628

Amboy has a loan with a bank, which contains certain restrictive covenants, including limitations on the amount of distributions to its joint venture partners. It is the intent of the joint venture partners to periodically distribute Amboy’s earnings, to the extent allowed by Amboy’s bank agreement.

In 2003, the Company and its Amboy joint venture partner each purchased a 50% interest in land, which is adjacent to the Amboy property and may be used in connection with the Amboy operations. The Company’s share of the purchase price totaled $1,047 and is reflected in investments in joint ventures. There was no income from that land in 2006 and $46 for the nine months ended September 30, 2005.

For the nine months ended September 30, 2006 and 2005, the Company received distributions from Amboy totaling $650 and $500, respectively.

9.              Accrued expenses

Accrued expenses at September 30, 2006 and December 31, 2005 are as follows:

	September 30,	December 31,
	2006	2005
Insurance	$9,713	$6,387
Payroll and employee benefits	5,229	8,927
Income and other taxes	5,379	3,817
Interest	4,570	1,115
Fuel hedge liability	2,163	344
Equipment leases	1,274	933
Interest rate swap liability	219	1,598
Other	1,869	1,143

	$30,416	$24,264

10.       Segment information

The Company operates in two reportable segments: dredging and demolition.  The Company’s financial reporting systems present various data for management to run the business, including profit and loss statements prepared according to the segments presented.   Management uses operating income to evaluate performance between the two segments. Segment information for the periods presented is as follows:

	Nine Months Ended
	September 30,
	2006	2005
Dredging
Contract revenues	$268,170	$275,699
Operating income	13,845	8,552

Demolition
Contract revenues	$36,015	$37,340
Operating income (loss)	3,272	(3,318)

Total
Contract revenues	$304,185	$313,039
Operating income	17,117	5,234

In the third quarter of each year the Company performs its annual test for impairment of goodwill. Year-to-date 2005 Demolition operating income was impacted due to the write down the value of goodwill and certain intangible assets.  In 2005, Great Lakes renegotiated its compensation arrangements with the president of its demolition segment.  As a result of the increased incentive compensation to be paid in the future, Great Lakes revised future performance expectations for this segment, and wrote down the value of goodwill and certain intangible assets related to the segment by $5.7 million.  There is no impairment in 2006.  In addition, foreign dredging revenue of $56,778 for the year was primarily attributable to work done in Bahrain.  The majority of the Company’s long-lived assets are marine vessels and related equipment.  At any point in time, the Company may employ certain assets outside of the U.S., as needed, to perform work on the Company’s foreign projects.

11.       Related Party Transactions

In 2005 the president and minority owner of the demolition business purchased land and a building to accommodate new and expanded office and garage facilities for NASDI.  During 2006 various improvements to the land, building and interior office space were funded by NASDI.  A portion of these expenditures were for the benefit of the owner of the property and therefore at September 30, 2006 there is a receivable from the president of NASDI of $1,407 related to those expenditures.  The remaining expenditures relate to leasehold improvements owned by NASDI and were capitalized and will be amortized over the lease term.  NASDI will sign a long term lease with the president and begin to occupy the facilities in the fourth quarter of this year.

12.       Long-Term Debt

On August 28, 2006, Great Lakes entered into an amendment of its Credit Agreement with its senior secured lenders to increase the Company’s total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006.  Also in September of 2006, Great Lakes entered into an amendment to its equipment loan to increase the maximum total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006 and obtained a waiver under its bonding agreement of compliance with the net worth requirement for the fiscal quarter ending September 30, 2006.  Although amendments and waivers were obtained for the aforementioned covenants, at September 30, 2006, Great Lakes was in compliance with all the original financial covenants in its senior credit agreements and surety agreement.

On September 29, 2006, Great Lakes secured a $20 million International Letter of Credit Facility with Wells Fargo HSBC Trade Bank.  This facility will be used for performance and advance payment guarantees on foreign contracts, including the Diyaar contract.  The Company’s obligations under the agreement are guaranteed by the Company’s foreign accounts receivable.  In addition, the Export-Import Bank of the United States (“Ex-Im”) has issued a guarantee under the Ex-Im Bank’s Working Capital Guarantee Program which covers 90% of the obligations owing under the facility.  The Company issued its first Letter of Credit under this facility on October 30, 2006 for a portion of the performance guarantee on the Diyaar project.

13.       Commitments and contingencies

 At September 30, 2006, the Company was contingently liable, in the normal course of business, for $18,792 in undrawn letters of credit, relating to foreign contract performance guarantees and insurance payment liabilities.

The Company finances certain key vessels used in its operations and office facilities with operating lease arrangements with unrelated lessors, requiring annual rentals decreasing from $14,000 to $8,000 over the next five years.  Certain of these operating leases contain default provisions that are triggered by an acceleration of debt maturity under the terms of the Company’s Credit Agreement. Additionally, the leases typically contain provisions whereby the Company indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit.  To date, no lessors have asserted any claims against the Company under these tax indemnification provisions.

Borrowings under the Company’s Credit Agreement are secured by first lien mortgages on certain operating equipment of the Company with a net book value of approximately $80,000 at December 31, 2005.  Additionally, the Company obtains its performance and bid bonds through an underwriting and indemnity agreement with a surety company that has been granted a security interest in a substantial portion of the Company’s operating equipment with a net book value of approximately $84,000 at December 31, 2005.  The Company also has an equipment term loan, which is secured by a first lien mortgage on certain operating equipment with a net book value of approximately $20,000 at December 31, 2005. The net book value of equipment serving as collateral under these agreements at September 30, 2006 does not materially differ from the values at December 31, 2005.  These agreements contain provisions requiring the Company to maintain certain financial ratios and restricting the Company’s ability to pay dividends, incur indebtedness, create liens, and take certain other actions.  The Company was in compliance with all required covenants at September 30, 2006.

The performance and bid bonds issued under the bonding agreement are customarily required for dredging and marine construction projects, as well as some demolition projects.  Bid bonds are generally obtained for a percentage of bid value and aggregate amounts outstanding typically range from $5,000 to $10,000.  Performance bonds typically cover 100% of the contract value with no maximum bond amounts.  At September 30, 2006, the Company had outstanding performance bonds valued at approximately $237,080; however the revenue value remaining in backlog related to these projects totaled approximately $204,453 at September 30, 2006.

Certain foreign projects performed by the Company have warranty periods, typically spanning no more than three to five years beyond project completion, whereby the Company retains responsibility to maintain the project site to certain specifications during the warranty period.  Generally, any potential liability of the Company is mitigated by insurance, shared responsibilities with consortium partners, and/or recourse to owner-provided specifications.

The Company considers it unlikely that it would have to perform under any of these aforementioned contingent obligations and performance has never been required in any of these circumstances in the past.

As is customary with negotiated contracts and modifications or claims to competitively-bid contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts, modifications or claims and the applicable federal laws.  The government has the ability to seek a price adjustment based on the results of such audit.  Any such audits have not had and are not expected to have a material impact on the financial position, operations or cash flows of the Company.

In the normal course of business, the Company is a defendant in various legal proceedings.  Except as described below, the Company is not currently a party to any material legal proceedings or environmental claims.

On February 10, 2004, the Company was served with a subpoena to produce documents in connection with a federal grand jury convened in the United States District Court for the District of South Carolina.  The Company believes the grand jury has been convened to investigate the United States dredging industry in connection with work performed for the U.S. Army Corp of Engineers.  As of September 12, 2006 the Company believes it has fully complied with all requests related to the federal subpoena matter and has delivered its affidavit to that effect.   The Company has received no additional communications from the Justice Department since that date; however, the matter continues to remain open. The Company continues to incur legal costs although at a much reduced level from last year.  These expenses totaled approximately $170 and $599 for the three and nine months ended September 30, 2006 compared to $459 and $2,269 for the same periods in 2005.

In the normal course of business, the Company is a party to various personal injury lawsuits.  The Company maintains insurance to cover claims that arise from injuries to its hourly workforce subject to a deductible. Recently there has been an increase in suits filed in Texas.  Two Texas law firms are aggressively pursuing personal injury claims on behalf of dredging workers resident in certain areas of Texas.  An unprecedented number of lawsuits are being filed for incidents that would not have likely escalated to claims in the past.  However, aggressive legal representation and medical advice is increasing the seriousness of claimed injuries and the amount demanded in settlement.  In the first quarter of this year a $2.0 million charge was recorded to increase the Company’s reserves for the self-insured portion of these liabilities.  In the second quarter the Company recorded another $1.3 million charge related primarily to new lawsuits filed during the quarter and based on claims activity during the third quarter these reserves have remained adequate. The Company’s recorded self insurance reserves represent its best estimate of the outcomes of these claims and the Company does not believe that it is reasonably possible there will be a material adverse impact to the Company’s financial position or results of operations or cash flows related to such claims.  However, the occurrence in the future of new claims of a similar nature is not possible to predict and while the Company does not believe that additional claims would have a material impact on the Company’s financial position, it is possible they could be material to the results of operations and cash flows in future periods.

On April 24, 2006, a class action complaint (Reed v United States) was filed in the U.S. District Court for the Eastern District of Louisiana, on behalf of Louisiana citizens who allegedly suffered property damage from the floodwaters that flooded New Orleans and surrounding areas when Hurricane Katrina hit the area on August 29,

2005 (the “Katrina Claims”).  The Reed suit names as defendants the U.S. government, Great Lakes Dredge & Dock Company, and numerous other dredging companies that completed dredging projects on behalf of the Army Corps of Engineers in the Mississippi River Gulf Outlet (“MRGO”) between 1993 and 2005.  The Reed complaint alleges that dredging of MRGO caused the destruction of the Louisiana wetlands, which had provided a natural barrier against some storms and hurricanes.  The complaint alleges that this loss of natural barriers contributed to the failure of the levees as Katrina floodwaters damaged plaintiffs’ property.  The Reed complaint asserts claims of negligence, warranty, concealment and violations of the Water Pollution Control Act.  Other plaintiffs have filed similar class action complaints.  In addition, plaintiffs have filed one mass tort case.  All these cases raise the same claims as Reed.  One dredging company has filed a cross-claim seeking contribution and indemnification.  The amount of claimed damages is not stated, but is presumed to be significant.  On October 19, 2006, Great Lakes filed for exoneration or limitation of liability under the Limitation of Liability Act in federal district court.    This limitation action stays all outstanding Katrina lawsuits against Great Lakes, including the lawsuits mentioned above, pending resolution of Great Lakes’ exoneration and limitation claims.   Great Lakes believes it has meritorious claims to either exoneration from all liability or limitation of liability at not more than $55 million, which is the value of the vessels which conducted the MRGO dredging work.  These defenses include arguments for both statutory and constitutional immunity from liability for the Katrina Claims.  In addition, Great Lakes maintains $150 million in insurance coverage for the Katrina Claims.  Great Lakes does not believe it is reasonably possible that the Katrina Claims will have a material adverse impact on its financial condition or results of operations and cash flows.

14.       Effects of recently issued accounting pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes,” and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective as of the beginning of our 2007 fiscal year. The Company is currently evaluating the impact, if any, that FIN 48 will have on the financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements”.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  Great Lakes is currently evaluating the impact of adopting SFAS 157 on the consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, (SAB 108).  SAB 108 considers the effects of prior year misstatements when quantifying misstatements in current year financial statements.  It is effective for financial statements issued after November 15, 2006.  Great Lakes is still evaluating the impact of SAB 108, but does not believe the adoption of SAB 108 will have a material impact on the consolidated financial statements.

15.       Pro forma earnings per share

The pro forma earnings per share amounts in the financial statements are presented taking into account the increase in the number of shares the stockholders of the Company will received upon the merger of the company into a subsidiary of Aldabra Acquisition Corporation. At the closing of the merger, Aldabra will issue common stock, par value of $0.0001 per share, to the stockholders of GLDD Acquisitions Corp, and the Company will recapitalize its common share capital and preferred share capital.  At closing, the value is assumed to be $160, 000,000 plus $7,043,384 of estimated working capital and net indebtedness adjustments.  The number of shares issued will be based upon the average closing price of Aldabra common stock for the ten trading days ending on the third trading day prior to the consummation o the merger.  The number of Aldabra shares issuable in connection with the transaction will be the greater of $160,000,000 divided by the average trading price and 27, 273,000 shares (in each case subject to net working capital and net indebtedness adjustments), but in no event to exceed 40,000,000 shares.  The pro forma number of shares was calculated using the ten day average closing price ending on December 20, 2006 and assuming estimated working capital indebtedness and adjustments.

Deemed value of the Company	$167,043,384
Ten day average closing price of Aldabra common stock on December 20, 2006	÷5.803
28,785,678

The pro forma earnings per share is then calculated using net income (loss) divided by the pro forma number of shares as described.

16.       Subsequent events

Merger

On December 26, 2006, GLDD Acquisitions Corp., the parent company of Great Lakes, merged with Aldabra Acquisition Corporation.  Aldabra is a blank check company formed for the purpose of investing in a business to build long term value.  Under the terms of the Agreement, Great Lakes’ parent company merged with a subsidiary of Aldabra and GLDD Acquisitions’ stockholders received common stock of Aldabra.  Aldabra then merged into an indirect wholly-owned subsidiary and, in connection with this holding company merger, the stockholders of Aldabra (including the former GLDD Acquisitions’ stockholders) received stock in a new holding company, which will shortly after closing be renamed Great Lakes Dredge & Dock Corporation.  The surviving corporation will be owned approximately 67% by MDP and approximately 5% by Great Lakes’ management based on Aldabra’s ten day average share price ending on December 20, 2006 of $5.803, before giving effect to the exercise of any outstanding Aldabra warrants.  The available cash of Aldabra, approximately $52 million, was used to pay down the Company’s senior bank term debt and to pay transaction expenses.  GLDD’s $175,000 of 7¾% Senior Subordinated Notes due 2013 will remain outstanding.

Sale/Leaseback

On December 15, 2006 the company sold and leased back a vessel resulting in proceeds of $12 million.  The operating leaseback has a nine-year term and includes the option to purchase the vessel or extend the term of the lease.  The proceeds were used to pay construction costs of the vessel and pay down debt.